Exhibit 21.1
SUBSIDIARIES OF ACCELEVATION HOLDINGS CORP.
1.Instor Blocker, Inc. (DE)
2.Accelevation Holdings LLC (DE)
3.Accelevation LLC (DE)
4.Instor Solutions, LLC (DE)
5.WACC LLC (DE)
6.Conatech, LLC (OH)
7.SETCo Tool LLC (OH)
8.TX A Electric, LLC (DE)
9.SteelPro LLC (MS)
10.SteelPro Memphis, LLC (DE)